Exhibit 99.1

NGM Bio Reports Recent Highlights and First Quarter 2019 Financial Results

-Advanced NGM282 into Phase 2b ALPINE 2/3 clinical study in NASH-

-Received $177.8 million in aggregate net proceeds in April from Initial Public Offering and private placement with Merck-

South San Francisco, CA, May 16, 2019 – NGM Biopharmaceuticals, Inc. (Nasdaq: NGM), a clinical stage biotechnology company focused on developing transformative therapeutics for patients, today provided a business update and reported first quarter 2019 financial results for the period ending March 31, 2019.

“We’ve had a productive 2019 thus far, making progress on multiple fronts, including the initiation of a Phase 2b clinical trial evaluating NGM282 in patients with non-alcoholic steatohepatitis (NASH) and F2-F3 liver fibrosis,” said David J. Woodhouse, Ph.D., chief executive officer of NGM. “Bolstered by the successful completion of our IPO in April and a strong cash position, we continue to advance our broad clinical and preclinical pipeline of next generation medicines. We look forward to sharing further developments regarding these programs later this year.”

First Quarter 2019 and Recent Highlights

•

Completed Initial Public Offering (IPO) and concurrent private placement with Merck. The company’s common stock commenced trading on the Nasdaq Global Select Market under the ticker symbol “NGM” on April 4, 2019. The IPO, priced at a public offering price of $16.00 per share, raised $111.9 million in aggregate net proceeds, including shares sold to the underwriters pursuant to the partial exercise of their overallotment option and after deducting the underwriting discounts and commissions. The company received $65.9 million in additional proceeds from a concurrent private placement of shares of common stock to Merck Sharp & Dohme Corp. (Merck) at the IPO public offering price of $16.00 per share.

•

Dosed first patient in Phase 2b ALPINE 2/3 clinical study in NASH patients with F2-F3 fibrosis for NGM282. The Phase 2b ALPINE 2/3 study is expected to enroll approximately 150 patients with biopsy-confirmed NASH and stage F2-F3 liver fibrosis, and will assess the efficacy, safety and tolerability of NGM282 compared to placebo. The primary efficacy objective is to evaluate the treatment effect after 24 weeks of three dose levels of NGM282 (0.3 mg, 1 mg and 3 mg) on liver histology, which is defined as an improvement in liver fibrosis (≥ 1 stage change) with no worsening of NASH or a resolution of NASH (defined as a NAFLD activity score for inflammation of 0 or 1 and ballooning score of 0) with no worsening of fibrosis. NGM anticipates announcing preliminary results from this Phase 2b clinical study in 2020.

•

Extended strategic collaboration with Merck. In March, Merck exercised its option to extend its broad, strategic collaboration with NGM for an additional two-year period from March 2020 to March 2022. During the two-year extension period, Merck will continue to fund NGM’s research and development efforts at the same levels as the original collaboration terms and, in lieu of a $20 million extension fee payable to NGM, Merck will make additional payments totaling $20 million in support of NGM’s research and development activities during 2021 and the first quarter of 2022. The companies also announced that Merck will terminate its license to NGM’s growth differentiation factor 15 (GDF15) receptor agonist program, effective May 31, 2019, at which time the program rights will return to NGM.

•

Appointed Hsiao D. Lieu, M.D., as Senior Vice President, Chief Medical Officer. In March, NGM announced the appointment of Hsiao D. Lieu, M.D. as Senior Vice President, Chief Medical Officer. Dr. Lieu most recently served as Vice President of Early Clinical Development at Genentech, where he was responsible for early phase drug development for all non-oncology indications, including ophthalmology, metabolic, neurology and inflammation. Concurrent with Dr. Lieu’s appointment, Alex DePaoli, M.D., who had served as NGM’s founding Chief Medical Officer, transitioned to the role of Senior Vice President, Chief Translational Officer. In this new role, Dr. DePaoli is focused on guiding NGM’s robust discovery portfolio into clinical development.

First Quarter Financial Results

•	Related party revenue for the first quarter of 2019 was $25.6 million compared to $18.6 million for the same period in 2018.

•

Research and development expenses for the first quarter of 2019 were $29.5 million, as compared to $19.5 million for the same period in 2018. The increase in research and development expense was primarily related to an increase in external research and development expenses associated with the advancement of NGM’s growing pipeline and increased NGM282 program expenses due to the ongoing Phase 2 clinical trials.

•

General and administrative expenses for the first quarter 2019 were $5.4 million, as compared to $3.9 million for the same period in 2018. The increase in general and administrative expenses was primarily attributable to personnel-related expenses and an increase in legal and professional service expenses required to support NGM’s ongoing operations.

•	For the first quarter of 2019, NGM reported a net loss of $8.3 million, compared to a net loss of $3.9 million for the same period in 2018.

•

Cash, cash equivalents and short-term marketable securities were $193.4 million as of March 31, 2019, which does not include the net proceeds from NGM’s initial public offering and the private placement of shares with Merck, which closed in April, compared to $206.6 million as of December 31, 2018.

About NGM Biopharmaceuticals, Inc.

NGM is a clinical stage biopharmaceutical company focused on developing novel therapeutics based on scientific understanding of key biological pathways underlying cardio-metabolic, liver, oncologic and ophthalmic diseases. The company leverages its biology-centric drug discovery approach to uncover novel mechanisms of action and generate proprietary insights that enable it to move rapidly into proof-of-concept studies and deliver potential first-in-class medicines to patients. NGM aspires to operate one of the most productive research and development engines in the biopharmaceutical industry, with multiple programs in clinical development. Visit http://www.ngmbio.com for more information.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to NGM’s advancement of its clinical and preclinical pipeline; the timing, enrollment and results of NGM’s clinical trials, including the continued enrollment and announcement of preliminary results of the Phase 2b clinical study of NGM282 in patients with NASH; the safety, tolerability and efficacy of NGM’s product candidates; NGM’s ability to fund its clinical programs and NGM’s financial outlook. Because such statements deal with future events and are based on NGM’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of NGM could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including those discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our prospectus dated April 3, 2019, as filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act 1933, as amended, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in NGM’s quarterly report on Form 10-Q for the quarter ended March 31, 2019 and other filings that we make from time to time with the SEC. Except as required by law, NGM assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Investor Contact:

ir@ngmbio.com

Media Contact:

Liz Melone

media@ngmbio.com

NGM Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Related party revenue	$25,552	$18,613

Operating expenses:
Research and development	29,527	19,454
General and administrative	5,367	3,874

Total operating expenses	34,894	23,328

Loss from operations	(9,342)	(4,715)
Interest income	1,110	752
Other income (expense), net	(36)	22

Net loss	$(8,268)	$(3,941)

Net loss per common share, basic and diluted	$(1.21)	$(0.64)

Weighted average shares used to compute net loss per common share, basic and diluted	6,812,129	6,127,040

NGM Biopharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	March 31,	December 31,
	2019	2018*
Assets
Current assets:
Cash and cash equivalents	$47,313	$56,923
Short-term marketable securities	146,126	149,710
Related party receivable from collaboration	—	3,669
Prepaid expenses and other current assets	5,706	4,255

Total current assets	199,145	214,557
Property and equipment, net	23,319	23,893
Restricted cash	2,249	2,249
Deferred IPO costs	3,669	2,292
Other non-current assets	3,245	3,094

Total assets	$231,627	$246,085

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$4,203	$5,775
Accrued liabilities	13,916	14,003
Deferred rent, current	2,719	2,683
Deferred revenue, current	22,041	19,025

Total current liabilities	42,879	41,486
Deferred rent, non-current	11,532	12,221
Deferred revenue, non-current	—	3,942
Early exercise stock option liability	1,322	1,559
Convertible preferred stock warrant liability	—	198

Total liabilities	55,733	59,406

Commitments and contingencies
Convertible preferred stock, $0.001 par value;	295,072	294,874
Stockholders’ deficit:
Common stock, $0.001 par value;	7	7
Additional paid-in capital	42,477	39,258
Accumulated other comprehensive loss	(45)	(267)
Accumulated deficit	(161,617)	(147,193)

Total deficit	(119,178)	(108,195)

Total liabilities, convertible preferred stock and stockholders’ deficit	$231,627	$246,085

*	The Condensed Consolidated Balance Sheet as of December 31, 2018 has been derived from the audited financial statements as of that date.